EXHIBIT 10.49

EMPLOYMENT TRANSITION AGREEMENT
EMPLOYMENT TRANSITION AGREEMENT (this “Agreement”), effective as of November 20, 2013 (the “Effective Date”), by and between El Paso Electric Company, a Texas corporation (“Company”), and Hector R. Puente (“Executive”).
WHEREAS, the Company wishes to promote Executive to the position of Executive Vice President and to incentivize him to remain with the Company to provide advice and transition assistance to management following a recent reorganization;
NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
EMPLOYMENT TERMS

Section 1.01. Agreement Term; At-will Employment. The term of this Agreement shall be for a period from the Effective Date through the earlier of January 1, 2015 or such other date as Executive’s employment ends (such period, the “Term”). Unless terminated earlier by either party, Executive’s employment shall terminate on January 1, 2015. Notwithstanding anything else herein, Executive’s employment with Company shall be at‑will and may be terminated by either party at any time for any or no reason, including by the Company either with or without cause, with no further payment obligations by the Company beyond such termination date other than those specified in Section 1.04 below if applicable and any vested and earned rights under the terms of the Company’s applicable benefit plans.

Section 1.02. Responsibilities And Authority. During the Term, Executive shall serve as an Executive Vice President of the Company. Executive shall perform such duties as may be assigned to him by the Chief Executive Officer.

Section 1.03. Compensation and Benefits. Executive shall continue to receive his base compensation (which will be reviewed for increases in the normal course, but will not be decreased) during the Term and shall be eligible for the Company’s Short-term Incentive Compensation Plan for any fiscal year that ends during the Term. Executive shall be entitled to participate in all benefits plans during the Term available from time to time to senior executives of the Company. Executive understands and acknowledges that the Company does not intend to grant new equity awards under the Company’s long-term incentive plan to Executive during the Term.

Section 1.04. Separation Benefits. Upon termination of Executive’s employment on January 1, 2015, or if before such date Executive’s employment is terminated by the Company without Cause (as defined in Executive’s Change of Control Agreement), then Executive shall receive the following, subject to signing a release of claims in the form attached hereto as Exhibit A:

(i) a cash payment in the aggregate equal to 24 months of Executive’s then-current base salary, which shall be paid in equal annual installments in each of January 2015, 2016 and 2017;

(ii) a lump sum cash payment within 60 days following the date of termination equal to the sum of (i) if the date of termination occurs before January 1, 2015, the prorated portion of Executive’s then-current base salary that would have been payable to Executive from the date of termination through January 1, 2015 if he had remained employed; and (ii) any unpaid annual cash bonus under the Company’s Short-term Incentive Compensation Plan for any fiscal year that ended during the Term, with the amount of such bonus determined by the Company based on the Company’s actual performance for such fiscal year; and

(iii) each of Executive’s following equity awards will become vested or payable within 60 days following the date of termination (or, to the extent not determinable by such time, no later than March 15, 2015), to the extent not already vested by its terms: (A) his restricted stock award granted on January 26, 2012 that is scheduled to vest on December 31, 2014; (B) the earned portion of his performance stock award (or a cash payment representing the value thereof if determined by the Company) for the three-year period ending December 31, 2014 as determined by the Company based on the Company’s actual performance for such three-year period; (C) two-thirds of his restricted stock award granted on January 29, 2013 that is otherwise scheduled to vest on December 31, 2015; and (D) two-thirds of the earned portion of his performance stock award (or a cash payment representing the value thereof if determined by the Company) for the three-year period ending December 31, 2015 (the “2015 Performance Award”), provided that the earned portion of the 2015 Performance Award shall be determined by the Company using a shortened performance period ending December 31, 2014.

In the event that, during the Term, Executive becomes eligible for benefits under Executive’s Change of Control Agreement, any payments or benefits pursuant to this Section shall be reduced dollar-for-dollar by the amounts payable under such Change of Control Agreement. If Executive dies during the Term, then Executive’s estate shall receive the payments and benefits set forth in this Section.

ARTICLE 2
MISCELLANEOUS

Section 2.01. Tax Payments, Withholdings And Reporting. Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

Section 2.02. Section 409A. The benefits hereunder are intended to qualify for the short-term deferral exception from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”) or, to the extent the short-term deferral exception is not available, as involuntary termination payments under Section 409A. Notwithstanding the foregoing, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A, and if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable (without interest) in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations. Any benefits due upon execution of a release that could be paid in either of two tax years shall be paid in the second tax year. All references herein to “date of termination” or “termination of employment” or similar wording shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply; provided that in no event shall this clause increase the cost to the Company of providing any payments or benefits to Executive.

Section 2.03. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 2.04. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.
EL PASO ELECTRIC COMPANY

By: /s/ Thomas V. Shockley
Name: Thomas V. Shockley
Title: Chief Executive Officer

EXECUTIVE

/s/ Hector R. Puente
(Signature)

Print Name: Hector R. Puente

Exhibit A - Form of Release and Waiver
Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, the Texas Labor Code, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect (a) Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code; (b) any rights Executive may have to receive the separation benefits under the Employment Transition Agreement dated November 20, 2013; (c) any right which may not be waived as a matter of law; or (d) any right to indemnification in accordance with the Company’s articles of incorporation or bylaws.
Executive acknowledges that he has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of his right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if he signs this release and waiver, he may revoke it for a period of seven (7) days following the day he signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.

Exh. A-1